Exhibit 99.1
For Immediate Release	Contacts: Wayne Charness (News Media) 401-727-5983	Debbie Hancock (Investor Relations) 401-727-5401

HASBRO STRENGTHENS MOBILE GAMING EXPERTISE WITH PURCHASE OF MAJORITY INTEREST IN BACKFLIP STUDIOS
Pawtucket, RI, July 8, 2013----Global branded play company and owner of some of the world's most popular brands, Hasbro, Inc. [NASDAQ:HAS] today announced the acquisition of a majority stake in Backflip Studios. The Boulder, Colorado based company develops some of the mobile industry's most popular games including DragonVale, NinJump and Paper Toss. Hasbro paid $112 million in an all cash transaction for 70% of the company.
Founded in 2009 by Julian Farrior, Dale Thoms and Tom Blind, Backflip Studios has become one of the fastest growing and most profitable mobile game studios with more than 300 million downloads of its popular games. Other titles in their portfolio include, Ragdoll Blaster, Army of Darkness Defense and OutWorded. Backflip will continue to develop its own IP, as well as create mobile games featuring many of Hasbro's best known brands. As part of the transaction, Backflip's management team will continue to run the company, which will remain in Boulder. Hasbro anticipates the transaction to be neutral to slightly accretive to its 2013 financial results.
"The acquisition of Backflip fits perfectly into our strategy of extending our brands into all forms and formats," said Brian Goldner, President and CEO of Hasbro, Inc. "As mobile play continues its rapid growth, Backflip's leadership position, great games and established network of users, makes Hasbro a more meaningful participant in digital gaming. Together with Julian, Dale and the talented team at Backflip, we will continue to take a leadership role in bringing great game play to the mobile environment."
"We are thrilled to be partnering with Hasbro, whose games, toys and brands have deeply influenced generations of consumers including our own team," said Julian Farrior, CEO of Backflip Studios. "Backflip will continue its long held strategy of building a large network of satisfied users, though now with access to an even stronger brand catalog.  Aligning our mobile games alongside such an influential portfolio and a company who has great game design baked into its DNA, positions us well for the future growth of mobile entertainment."
About Hasbro, Inc.
Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2013 Hasbro, Inc. All Rights Reserved.
HAS-PR
About Backflip Studios
Backflip Studios develops and publishes absurdly fun mobile games for iOS and Android devices.  Backflip's portfolio of top ranked games, which include hit franchises such as PAPER TOSS, DRAGONVALE, NINJUMP, RAGDOLL BLASTER, and ARMY OF DARKNESS DEFENSE, have been downloaded over 300 million times and are played by more than 30 million active users per month. The Company's DragonVale game was the #1 Top Grossing iPad app and the #4 Top Grossing iPhone app of 2012. Backflip Studios is hiring for several positions in Boulder, Colorado, where the Company is based.
Caution Concerning Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of Hasbro's and Backflip Studios' current expectations regarding future events, including future performance, and the parties' ability to achieve their financial and business goals and objectives.  These statements are subject to significant risks and uncertainty, and actual actions or results may differ. Factors that might cause actual results to differ materially from the anticipated results or other expectations expressed in these forward-looking statements, include consumer interest in and acceptance of Backflip Studios' products, changes in marketing and business plans and strategies, and other risks and uncertainties as may be detailed from time to time in Hasbro's public announcements and Securities and Exchange Commission filings, including Hasbro's most recent annual report on Form 10-K and its most recent quarterly reports on Form 10-Q. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.